As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-268119

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-268119

UNDER THE SECURITIES ACT OF 1933

SOVOS BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-5119352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

168 Centennial Parkway, Suite 200

Louisville, CO 80027

(720) 316-1225

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

(302) 636-5400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-268119) (the “Registration Statement”) of Sovos Brands, Inc. (the “Registrant”) which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 2, 2022 and declared effective by the SEC on November 16, 2022, in relation to the registration of 61,103,119 shares of the Registrant’s common stock, par value $0.001 per share.

Effective as of March 12, 2024, pursuant to an Agreement and Plan of Merger, dated as of August 7, 2023, by and among the Registrant, Campbell Soup Company (“Campbell”), and Premium Products Merger Sub, Inc., a wholly-owned subsidiary of Campbell (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Campbell (the “Merger”).

As a result of the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that remain unsold at the termination of the offerings, removes from registration any and all securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment to the Registration Statement, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on March 12, 2024.

SOVOS BRANDS, Inc.

By:	/s/ Isobel A. Jones
Name:	Isobel A. Jones
Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.